THE FIRST NATIONAL BANK OF MIFFLINTOWN

Split Dollar Agreement

Exhibit 10.16

THE FIRST NATIONAL BANK OF MIFFLINTOWN

SPLIT DOLLAR AGREEMENT

This Split Dollar Agreement (the “Agreement”) is adopted this 29th day of October, 2010, by and between THE FIRST NATIONAL BANK OF MIFFLINTOWN, a national banking association located in Mifflintown, Pennsylvania (the “Company”), and David McMillen (the “Director”).

The purpose of this Agreement is to retain and reward the Director, by dividing the death proceeds of certain life insurance policies which are owned by the Company on the life of the Director with the designated beneficiary of the Director. The Company will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Company’s Interest” means the benefit set forth in Section 2.1

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Director’s Interest” means the benefit set forth in Section 2.2.

1.7	“Effective Date” means .

1.8	“Insurer” means the insurance company issuing the Policy on the life of the Director.

1.9	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Company.

1.10	“Normal Retirement Age” means age seventy-two (72).

1.11	“Plan Administrator” means the plan administrator described in Article 11.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Split Dollar Agreement

1.12	“Policy” or “Policies” means the individual insurance policy or policies adopted by the Company for purposes of insuring the Director’s life under this Agreement.

1.13	“Separation from Service” means termination of the Director’s service with the Company for reasons other than death.

1.14	“Years of Participation” means the consecutive twelve (12) month period beginning on the Effective Date of this Agreement and any twelve (12) month anniversary thereof during the entirety of which time the Director is a participant in this Agreement.

Article 2

Policy Ownership/Interests

2.1	Company’s Interest. The Company shall own the Policies and shall have the right to exercise all incidents of ownership and may terminate a Policy without the consent of the Director. The Company shall be the beneficiary of the remaining death proceeds of the Policies after the Director’s Interest is determined according to Section 2.2 below.

2.2	Director’s Interest. The Director, or the Director’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in Section 2.2.1. The Director shall also have the right to elect and change settlement options with respect to the Director’s Interest by providing written notice to the Company and the Insurer.

2.2.1	Death Prior to Separation from Service. If the Director dies prior to Separation from Service, the Beneficiary shall be entitled to a benefit equal to eighty percent (80%) of the Net Death Proceeds.

2.2.2	Death After Separation from Service. If the Director dies after Separation from Service, the Beneficiary shall be entitled to a benefit equal to eighty percent (80%) of the Net Death Proceeds subject to the following vesting schedule:

Years of Participation	Vested Percentage
1	10%
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

The Director shall become one hundred percent (100%) vested upon reaching Normal Retirement Age.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Split Dollar Agreement

Article 3

Comparable Coverage

3.1	Insurance Policies. If Company may provide such benefit through the Policies purchased at the commencement of this Agreement, or may provide comparable insurance coverage to the Director through whatever means the Company deems appropriate. If the Director waives or forfeits his or her right to the benefit, the Company shall choose to cancel the Policy or Policies on the Director, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

3.2	Offer to Purchase. If the Company discontinues a Policy prior to Separation from Service the Company shall give the Director at least thirty (30) days to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority. Such notification shall be in writing.

Article 4

Premiums and Imputed Income

4.1	Premium Payment. The Company shall pay all premiums due on all Policies.

4.2	Economic Benefit. The Company shall determine the economic benefit attributable to the Director based on the life insurance premium factor for the Director’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3	Imputed Income. The Company shall impute the economic benefit to the Director on an annual basis, by adding the economic benefit to the Director’s W-2, or if applicable, Form 1099.

Article 5

General Limitations

5.1	Removal. Notwithstanding any provision of this Agreement to the contrary, the Director’s rights in the Agreement shall terminate if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.2	Suicide or Misstatement. No benefits shall be payable if the Director commits suicide within two (2) years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Director on any application for life insurance purchased by the Company, or (ii) for any other reason.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Split Dollar Agreement

Article 6

Beneficiaries

6.1	Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other Agreement of the Company in which the Director participates.

6.2	Beneficiary Designation; Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Company or its designated agent. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Company prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Company or its designated agent.

6.4	No Beneficiary Designation. If the Director dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Director, then the Director’s surviving spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be paid to the personal representative of the Director’s estate.

6.5	Facility of Payment. If the Company determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 7

Assignment

The Director may assign without consideration all of the Director’s Interest in this Agreement to any person, entity, or trust.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Split Dollar Agreement

Article 8

Insurer

The Insurer shall be bound only by the terms of its given Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 9

Claims And Review Procedure

9.1	Claims Procedure. The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2	Timing of Company Response. The Company shall respond to such claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Split Dollar Agreement

9.2	Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

9.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

9.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Company’s Response. The Company shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.2.5	Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Split Dollar Agreement

Article 10

Amendments And Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

Article 11

Administration

11.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

11.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

11.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

11.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

11.5	Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

Article 12

Miscellaneous

12.1	Binding Effect. This Agreement shall bind the Director and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

12.2	No Guarantee of Service. This Agreement is not an employment policy or contract. It does not give the Director the right to remain a Director of the Company, nor does it

THE FIRST NATIONAL BANK OF MIFFLINTOWN

Split Dollar Agreement

interfere with the Company’s right to discharge the Director. It also does not require the Director to remain a Director nor interfere with the Director’s right to terminate service at any time.

12.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

12.4	Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

12.5	Notice. Any notice or filing required or permitted to be given to the Company under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

The First National Bank of Mifflintown
P. O. Box 96
Mifflintown, PA 17059

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

12.6	Entire Agreement. This Agreement, along with the Director’s Beneficiary Designation Form, constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

DIRECTOR:	THE FIRST NATIONAL BANK OF MIFFLINTOWN

/s/ David McMillen	By	/s/ John P. Henry, III
David McMillen	Title	Chairman